Exhibit 99.1

Contact:	Michael Schuh	(425) 951-1333

EVC Group
	Doug Sherk / Jennifer Beugelmans	(415) 896-6820
	Anne Bugge	(206) 926-5220

SONOSITE REPORTS 37% INCREASE IN FIRST QUARTER REVENUE
Company Begins to Regain Momentum in Japan
Worldwide Sales and Marketing Executive Team Strengthened

BOTHELL, WA -- April 29, 2004 – SonoSite, Inc. (Nasdaq: SONO), the leader in high performance, hand-carried ultrasound, today announced increased revenue and a reduced loss for the first quarter ended March 31, 2004 as compared with the first quarter of 2003.

Worldwide revenue in the first quarter of 2004 grew 37% to $23.5 million compared to $17.2 million in the first quarter of 2003.  The Company reported a net loss of $1.4 million or $0.10 per share for the quarter compared to a net loss of $2.6 million or $0.18 per share in the first quarter of 2003.  As of March 31, 2004, cash, cash equivalents and investments grew to $64.1 million.  The Company generated cash from operations of $2.8 million.

“The Company’s revenue growth resulted from an exceptionally strong performance in Europe as well as excellent growth in the United States. Our installed base now numbers over 15,000 systems worldwide,” said Kevin M. Goodwin, president and CEO. “We are beginning to regain momentum in the Japanese market, which we expect to continue to build through the year.  Sales of TITANTM continue to ramp worldwide. We received a very good response to the system’s new cardiology capabilities at medical society meetings in the United States and Europe, and we are on schedule to begin customer deliveries of this release this summer.  Additionally, we will soon begin shipments of an expanded TITAN feature set for the OB/Gyn market.  Customers can easily upgrade existing systems by purchasing a compact flash card.”

Gross margin rose to 64.8% in the first quarter compared to 62.9% in the first quarter of 2003 due to increased sales of TITAN, the company’s new high performance system introduced during the second quarter of 2003 and higher margin achieved through growth of the Company’s European direct operations.

In the first quarter of 2004, US revenue grew 20% over the first quarter of 2003 and accounted for 50% of total Company revenue.  International revenue grew 60% over the first quarter of 2003, propelled in part from strong year-end hospital demand in the United Kingdom and Japan, which have fiscal years ending March 31, 2004. Excluding the impact from the change in currency exchange rates, international revenue grew 48% over the prior year comparable quarter.  Sales of the TITAN system accounted for nearly half of total revenue in the first quarter.

Operating expenses grew 23% during the first quarter over the prior year to $16.9 million due to new domestic and international sales initiatives and training programs, as well as start-up expenses and transition costs associated with the Company’s international expansion in Japan, Australia and Canada. Excluding the impact from the change in currency exchange rates, operating expenses grew 20% over the prior year comparable quarter.

“Our Japanese subsidiary, SonoSite Japan KK, is now open for business and we have made progress on a number of fronts,” Goodwin said. “We have recruited a highly experienced executive to manage our subsidiary and Japan operations. We have contracted with Sonic Japan, a nationwide ultrasound management company with over 20 years of Japanese ultrasound industry experience, to manage and support the dealer network we are establishing as well as to support our customer base. We have established a national sub-dealer network consisting of 23 agents to support our product distribution.”

Goodwin added, “We have signed a three-year distribution and product collaboration agreement with Olympus Corporation targeted at the endoscopy market.  Additional partnership agreements are in process and will be announced as they are finalized. We look forward to SonoSite Japan introducing TITAN to the Japanese market at the annual meeting of the Asian Federation of Societies for Ultrasound in Medicine and Biology to be held near Tokyo in May.”

Executive Sales and Marketing Appointments Announced for US, Europe and Japan

The Company announced the following key executive appointments and promotions in its worldwide sales and marketing organization:  Edison (“Ed”) C. Russell as senior vice president, U.S. Sales and Marketing; Daniel S. Walton, vice president, Enterprise Markets; Graham D. Cox, vice president, European Sales; and Tomo Hasegawa, senior director, Japan - International Operations.

“I am very pleased to announce the appointments of these superbly qualified individuals to executive sales and marketing positions at SonoSite,” said Goodwin.  “All have excellent track records of performance and accomplishment and have the experience to drive SonoSite forward to achieve our sales and growth objectives.”

Ed Russell will have responsibility for all aspects of SonoSite’s sales and marketing activities in the U.S.  His career includes more than 20 years in the health care industry, most recently as vice president of sales for Immunex Corporation.  Mr. Russell has extensive experience in building and leading successful sales and marketing teams, managing large field sales forces, and developing sales and distribution channels.

In his new role as vice president, Enterprise Markets, Dan Walton, will drive U.S. sales at the organizational level for both private and public sector customers and expand sales opportunities through development of third party strategic alliances and distribution agreements.  Mr. Walton joined SonoSite in 2000 and under his leadership, productivity of the Company’s US sales force increased over 50% in 2003.  He also established key relationships with the nation’s largest health care organizations. His new responsibilities will capitalize on that foundation.

Graham Cox, formerly general manager at SonoSite, joined the Company in 1999 and has been responsible for developing its sales and distribution infrastructure in Europe, the Middle East and Africa.  Under his leadership, sales in these geographic regions grew from $4 million in his first year to just over $21 million in 2003. Mr. Cox has established direct sales subsidiaries in the United Kingdom, France, Germany and Spain and manages over 50 distributor relationships.

Tomo Hasegawa joins SonoSite from Philips Medical Systems Corporation and will be responsible for SonoSite’s operations in Japan, including its subsidiary, SonoSite Japan KK, and distributor relationships.  The subsidiary will provide customer service, quality assurance, sales support and direct sales into certain clinical segments. Mr. Hasegawa has an extensive background in both ultrasound product development and sales and marketing and served as general manager of the ultrasound business line for Philips in Japan. He has authored patents in pulsed Doppler flow mapping and signal processing.

Company Updates 2004 Guidance

The Company now expects a revenue growth rate for 2004 of approximately 30% and an operating expense growth rate of approximately 20% over 2003 levels.  These percentages are higher than the Company announced in a press release on February 12, 2004 due to a change in currency exchange rate assumptions.  The Company continues to expect gross margin to be between 64 and 65%. The Company continues to expect the percentages of revenue and expenses by quarter to approximate their 2003 quarterly percentages. The Company added that it expects its financial results to approach breakeven in the second quarter.

Conference Call Information

SonoSite will hold a conference call today at 1:30 pm. PDT/4:30 pm EDT.  The call will be broadcast live and can be accessed via the “Investors” Section of SonoSite’s website at www.sonosite.com.  A replay of the audio webcast will be available beginning April 29, 2004, 4:30 pm (PDT) until May 10, 2004, 12:00 midnight (PDT) by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code 398334 is required to access the replay. The call will be also archived on SonoSite’s website at http://investor.sonosite.com/medialist.cfm.

About SonoSite

SonoSite, Inc. (www.sonosite.com), headquartered in Bothell, Wash., is the innovator and worldwide market leader in high-performance, hand-carried ultrasound technology. By creating modular, compact systems that meet customer needs, SonoSite is removing barriers to the use of ultrasound across medicine and positively impacting the cost-effectiveness and efficiency of ultrasound use. With more than 15,000 units sold worldwide since 1999, SonoSite’s products have become known for exceptional durability with a high design value.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial and operations results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions.  Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, timely receipts of regulatory approvals to market and sell our products, the willingness of healthcare providers who do not currently use ultrasound to use ultrasound, the extent to which healthcare insurers reimburse providers for ultrasound procedures, regulatory changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners to market and sell our products, as well as other factors described under the heading, “Important Factors that May Affect Our Business, Our Results of Operating and Our Stock Price,” included in our latest periodic report filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Consolidated Statements of Operations
(in thousands except per share data) (unaudited)
	Three Months Ended March 31,

	2004	2003

Revenue	$23,514	$17,158
Cost of revenue	8,285	6,367

Gross margin	15,229	10,791

Operating expenses:
Research and development	3,073	2,833
Sales and marketing	11,585	8,890
General and administrative	2,232	2,005

Total operating expenses	16,890	13,728

Other income, net	261	373

Net loss	$(1,400)	$(2,564)

Basic and diluted net loss per share	$(0.10)	$(0.18)

Weighted average common shares used in
computing net loss per share	14,631	14,206

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	March 31, 2004	December 31, 2003

Cash and cash equivalents	$14,203	$13,683
Short-term investment securities	5,770	13,094
Accounts receivable, net	22,799	25,849
Inventories	13,137	14,148
Prepaid expenses and other current assets	1,811	1,520

Total current assets	57,720	68,294

Property and equipment, net	5,997	5,564
Investment securities	44,102	34,239
Other assets	1,915	993

Total assets	$109,734	$109,090

Accounts payable	$3,290	$3,054
Accrued expenses	6,806	6,503
Current portion of long-term obligations	51	88
Deferred revenue	3,835	3,840

Total current liabilities	13,982	13,485

Deferred rent	263	275

Total liabilities	14,245	13,760

Shareholders' equity:
Common stock and additional paid-in capital	182,694	180,985
Accumulated deficit	(88,816)	(87,416)
Accumulated other comprehensive income	1,611	1,761

Total shareholders' equity	95,489	95,330

Total liabilities and shareholders' equity	$109,734	$109,090